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                                                                       EXHIBIT 4


                                                                    [Place/Date]


[Name]
[Address]






Dear [Name],

We have pleasure in notifying you herewith of the terms of employment and other arrangements that apply to you with effect from your appointment as of [Date] as a member of the Board of Management and [Title] of Koninklijke Philips Electronics N.V. ("Company").

1.       COMMENCEMENT OF EMPLOYMENT

         You will enter the employment of Philips as a member of the Board of Management and Executive Vice-President with effect from [Date]. [If applicable: The Contract of Employment between you and Philips, dated [Date], will cease to exist as of [Date]].

         The terms and conditions stated in this letter agreement and its annexes replace all terms and conditions laid down in previous employment agreements and all oral and written understandings reached with you and any company belonging to the Philips Group.

2.       DURATION OF EMPLOYMENT

         A The Contract of Employment ("Contract") with the Company connected with your membership of the Board of Management shall be entered into for a period of five years commencing on [Date] and shall terminate ipso jure, without any notice being required, on [Date].

         B No later than six months before [Date] the parties will discuss a possible extension of the Contract for a period to be agreed upon. If applicable, the parties will do the same each six months prior to any possible future expiration date of the Contract. The Contract will not be extended for any period following the first day of the month in which you have reached the age of 62.



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[Name]                                                                    [Date]


         C Both parties shall have the right to terminate this agreement before [Date] or before any later expiration date as indicated above against the end of a calender month by giving the other party no less than six months prior written notice.

         D If the Contract is terminated at the request of the Company before [Date] or before any other expiration date if the contract has been renewed, other than for a compelling reason ("dringende reden") within the meaning of Dutch labour law, or if the Company does not wish to renew the Contract per [Date], I agree with you already now that in that case you shall be entitled to an once-only payment as mentioned under 2.F. by way of compensation.

         E If the Company does not wish to renew the Contract, after this has already been renewed once or more, you shall be entitled to as many times your monthly salary as mentioned in paragraph 3 as you still have months to serve before reaching the age of 62, with a maximum of the amount of the once-only payment as mentioned under 2.F.

         F The once-only payment as referred to under 2 sub D and E shall be equal to the balance between the amount of twice your annual salary as mentioned in paragraph 3 and the total amount of industrial disability payments (if any) made to you by the Company under paragraph 10 in the period of three years immediately preceding the effective date of the termination of the Contract.

         G In case of termination of the Contract you will resign per the effective date of the termination of the Contract as member of the Board of Management.

3.       SALARY

         Your annual salary as of [Date] shall amount to NLG [amount] (gross), to be paid in 12 monthly instalments. On the proposal of the President, the Supervisory Board on the advice of the Remuneration Committee will decide each year at its November/December meeting whether this salary should be increased. You shall be informed in writing, on behalf of the Supervisory Board, of any salary increases awarded to you in this way. The increased salary will then replace the sum mentioned above.



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[Name]                                                                    [Date]


4.       BONUS

         In addition to the salary referred to under 3., you shall be eligible each year for a bonus. This bonus shall be determined annually by the Supervisory Board on the proposal of the President and on the advice of the Remuneration Committee. The bonus to be awarded relates to the preceding financial year and is based on criteria to be determined annually on the proposal of the President. You shall be notified in writing of these bonus targets.

         The maximum bonus attainable by you shall amount to 50% of your annual salary as mentioned under 3.

5.       PENSION RIGHTS

         You are entitled to a pension in conformity with the conditions contained in the Pension Regulations of the Stichting Philips Pensioenfonds (Annex E.), on the understanding that in your case - from a pension build up point of view - the pensionable age is 60, with the conditions being adjusted accordingly. As members of the Board of Management may remain in employment up to the age of 62, they will postpone their claim on payment of pensions to the age of 62, as provided for in the Pension Fund by-laws. The gross basis is your annual gross salary, as mentioned under clause 3. hereof. The 10% increase in the gross basis as laid down in article 3 of the by-laws of Philips Pension Fund does not apply to members of the Board of Management.

         In addition to your statutory retirement pension entitlement, the Supervisory Board has the firm intention to grant you a supplementary pension, as expressed in the enclosed letter (Annex B.).

6.       ADDITIONAL PENSION PLAN

         Separately from the pension plan referred to under 5., you shall be given the opportunity to participate in an additional pension plan in the form of a so- called "C policy" which the Company has taken out with the insurance company Nationale-Nederlanden N.V. of Rotterdam.

         You may allocate your bonus or a part thereof, up to the maximum amounts permitted, for this purpose.

         The appended pension letter (Annex C.) states the conditions attached to this pension plan.


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[Name]                                                                    [Date]


7.       STOCK OPTIONS

         The Supervisory Board on the advice of the Remuneration Committee can decide by discretion to grant Philips Electronics stock options to members of the Board of Management on a year to year basis.

         You, as a member of the Board of Management, are in principle eligible to participate in such plan.

         For [Year] the maximum number of stock options for a member of the Board of Management is set at [number]. You have already been informed on the grant of the [number] stock options to you.

         The conditions of the stock options have to be decided each year by the Supervisory Board.

8.       ACCIDENT INSURANCE

         You will be covered by a 24-hours accident insurance policy. The maximum sum insured is NLG 2,000,000. Details of this arrangement are given in Annex F.

9.       OTHER ARRANGEMENTS

         In addition to the main conditions of employment contained in this letter, a number of additional arrangements shall apply to you. These additional arrangements are contained in Annex A.

10.      INDUSTRIAL DISABILITY

         For a maximum period of 3 years from the start of disablement, but at the very latest up to the end of the Contract, the balance between your annual salary at the start of the total disablement and the aggregate amount of any statutory allowances distributed because of your total disablement, together with allowances distributed for the same reason by the pension fund as referred to under 5. of this letter, will - subject to your compliance with Company's directives - be paid by the Company.

         The Company shall not be bound to the aforesaid obligation upon your having a claim on third parties in respect of your disablement.



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[Name]                                                                    [Date]


10.      INDUSTRIAL DISABILITY (CONTINUED)

         Upon surrender to the Company by you of such a claim - insofar as it relates to loss of salary - an amount equal to the aforesaid balance shall - but for no longer than the period stated in the previous paragraph - be paid by the Company in advance.

         However, should this policy change, the new policy will apply in full to you. No concessions will be made if the new policy is less favourable than the present policy.

11.      GENERAL TERMS OF EMPLOYMENT OF PHILIPS

         Annex D. contains the General Terms of Employment of the Philips Group, which also apply to you.

         As evidence of your approval of the contents of the General Terms of Employment, Annex D. will be signed by you.

12.      RULES GOVERNING INTERNAL AND EXTERNAL DIRECTORSHIPS

         For the rules with respect to directorships, which may be amended from time to time, we refer to Annex G.

13.      RULES OF CONDUCT GOVERNING INSIDE INFORMATION

         Philips' Rules of Conduct with respect to inside information, which may be amended from time to time, are applicable to you (Annex H.).

         We also refer to the enclosed letters from Mr D.G. Eustace (Annex I.) as well as to the letter from Mr J.A.J. Schmitz dated 13 February 1998 (Annex J.).

14.      APPLICABLE LAW

         All terms of the Employment and this Contract are governed by the laws of the Netherlands. You and we irrevocably agree that any legal suit, action or proceeding arising out or based upon this Contract or the terms of your Employment or the transactions contemplated hereby may be instituted in any court in the Netherlands and irrevocably waive any objection which you or we may now or hereinafter have to the laying of venue of any such proceeding, and irrevocably submit to the exclusive jurisdiction of such courts in personam, generally and unconditionally with respect to any suit, action or proceeding.


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[Name]                                                                    [Date]


If you agree to these proposals, you are requested to sign both the enclosed copy of this letter and Annex D. and return them to Mr R.W. Vermeer, Philips International B.V., Corporate HRM / Management Conditions and Remuneration, Building VP-1, P.O. Box 218, 5600 MD Eindhoven, Netherlands.

Needless to say, you may contact Mr Vermeer if you require further information about these arrangements.

Looking forward to receiving your reply, we remain

With kind regards,





[Name]
(Chairman Supervisory Board)

AGREED AND SIGNED

[Name]










Enclosures:
----------
A.    Other arrangements
B.    Letter regarding supplementary pension
C.    C-policy
D.    General Terms and Conditions
E.    By-laws of the Philips Pension Fund
F.    Accident Insurance
G.    Rules governing Internal and External Directorships
H.    Rules governing Inside Information
I. Letters of Mr D.G. Eustace dated 15 April 1997, 5 April 1996 and 6 September 1995
J.    Letter of Mr J.A.J. Schmitz dated 13 February 1998




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